UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Braze, Inc.

(Name of Issuer)

Class A Common Stock, $0.0001 par value per share

(Title of Class of Securities)

10576N102

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,517,290 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,517,290 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,517,290 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.3% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 5,517,290 shares of Common Stock consisting of (i) 3,326,610 shares of Class A Common Stock and (ii) 2,190,680 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 2,190,680 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,895,292 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,895,292 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,895,292 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 5,895,292 shares of Common Stock consisting of (i) 3,554,523 shares of Class A Common Stock and (ii) 2,340,769 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 2,340,769 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,412,582 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,412,582 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,412,582 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 11,412,582 shares of Common Stock consisting of (i) 6,881,133 shares of Class A Common Stock and (ii) 4,531,449 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 4,531,449 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,412,582 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,412,582 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,412,582 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.5% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 11,412,582 shares of Common Stock consisting of (i) 6,881,133 shares of Class A Common Stock and (ii) 4,531,449 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 4,531,449 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 924,889 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 924,889 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 924,889 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 924,889 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 924,889 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 924,889 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,424,796 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,424,796 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,424,796 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,424,796 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 1,424,796 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 1,424,796 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,349,685 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,349,685 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,349,685 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 2,349,685 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 2,349,685 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,349,685 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,349,685 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,349,685 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 2,349,685 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 2,349,685 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 752,506 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 752,506 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 752,506 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 752,506 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P.
(2)

The percent of class was calculated based on 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,036,124 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,036,124 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,036,124 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,036,124 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI-B, L.P.
(2)

The percent of class was calculated based on 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,788,630 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,788,630 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,788,630 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,788,630 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P.

(2)

The percent of class was calculated based on 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,788,630 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,788,630 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,788,630 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,788,630 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P.

(2)

The percent of class was calculated based on 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022.

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 15,550,897 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 15,550,897 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,550,897 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.3% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 15,550,897 shares of Common Stock consisting of (i) 8,669,763 shares of Class A Common Stock and (ii) 6,881,134 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd., and Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 6,881,134 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 15,550,897 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 15,550,897 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,550,897 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.3% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 15,550,897 shares of Common Stock consisting of (i) 8,669,763 shares of Class A Common Stock and (ii) 6,881,134 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd., and Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 6,881,134 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,138,315 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,138,315 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,138,315 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 4,138,315 shares of Common Stock consisting of (i) 1,788,630 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible at any time at the option of the Reporting Person into one share of Class A Common Stock. Each share of Class B Common Stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the transfer of such share of Class B Common Stock, except for certain transfers whereby the Reporting Person continues to hold sole voting and dispositive power with respect to each such share, (2) the death of a Class B common stockholder who is a natural person, (3) the last trading day of the fiscal quarter immediately following the fifth anniversary of the Issuer’s initial public offering, (4) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and (5) the last trading day of the fiscal quarter during which the then outstanding shares of Class B Common Stock first represent less than 10% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock.

(3)

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) 2,349,685 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

Item 1.	Issuer

(a)	Name of Issuer:

Braze, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

330 West 34th Street, Floor 18

New York, NY 10001

Item 2.	Filing Person

(a) – (c) Name of Persons Filing; Address; Citizenship:

(i)	ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(ii)	ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”, and together with ICONIQ III, the “ICONIQ III Funds”).

(iii)	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(iv)	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(v)	ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

(vi)	ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B”, and together with ICONIQ V, the “ICONIQ V Funds”).

(vii)	ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

(viii)	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

(ix)	ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI”).

(x)	ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI-B”, and together with ICONIQ VI, the “ICONIQ VI Funds”).

(xi)	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI GP”), the sole general partner of the ICONIQ VI Funds.

(xii)	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ VI Parent GP”), the sole general partner of ICONIQ VI GP.

(xiii)

Divesh Makan, a citizen of the United States (“Makan”). (xiv) William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ III Parent GP.

(xv)	Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, the sole equity holders of ICONIQ V Parent GP and ICONIQ VI Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(d)	Title of Class of Securities:

Class A Common Stock, $0.0001 par value per share ( “Class A Common Stock”)

(e)	CUSIP Number:

10576N102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

(a) and (b) Amount beneficially owned:

(i)

ICONIQ III directly owns 5,517,290 shares of Common Stock consisting of (i) 3,326,610 shares of Class A Common Stock and (ii) 2,190,680 shares of Class B Common Stock, which represents approximately 9.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(ii)

ICONIQ III-B directly owns 5,895,292 shares of Common Stock consisting of (i) 3,554,523 shares of Class A Common Stock and (ii) 2,340,769 shares of Class B Common Stock, which represents approximately 9.9% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(iii)

ICONIQ III GP may be deemed to beneficially own 11,412,582 shares of Common Stock consisting of (i) 6,881,133 shares of Class A Common Stock and (ii) 4,531,449 shares of Class B Common Stock held by the ICONIQ III Funds, which represents approximately 18.5% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(iv)

ICONIQ III Parent GP may be deemed to beneficially own 11,412,582 shares of Common Stock consisting of (i) 6,881,133 shares of Class A Common Stock and (ii) 4,531,449 shares of Class B Common Stock held by the ICONIQ III Funds, which represents approximately 18.5% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(v)

ICONIQ V directly owns 924,889 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 924,889 shares of Class B Common Stock, which represents approximately 1.6% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(vi)

ICONIQ V-B directly owns 1,424,796 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 1,424,796 shares of Class B Common Stock, which represents approximately 2.4% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(vii)

ICONIQ V GP may be deemed to beneficially own 2,349,685 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held by the ICONIQ V Funds, which represents approximately 4.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(viii)

ICONIQ V Parent GP may be deemed to beneficially own 2,349,685 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held by the ICONIQ V Funds, which represents approximately 4.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(ix)

ICONIQ VI directly owns 752,506 shares of Common Stock consisting of (i) 752,506 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 1.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(x)

ICONIQ VI-B directly owns 1,036,124 shares of Common Stock consisting of (i) 1,036,124 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 1.8% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xi)

ICONIQ VI GP may be deemed to beneficially own 1,788,630 shares of Common Stock consisting of (i) 1,788,630 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held by the ICONIQ VI Funds, which represents approximately 3.1% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xii)

ICONIQ VI Parent GP may be deemed to beneficially own 1,788,630 shares of Common Stock consisting of (i) 1,788,630 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held by the ICONIQ VI Funds, which represents approximately 3.1% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xiii)

Makan may be deemed to beneficially own 15,550,897 shares of Common Stock consisting of (i) 8,669,763 shares of Class A Common Stock and (ii) 6,881,134 shares of Class B Common Stock held by the ICONIQ III Funds, ICONIQ V Funds and ICONIQ VI Funds, which represents approximately 24.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xiv)

Griffith may be deemed to beneficially own 15,550,897 shares of Common Stock consisting of (i) 8,669,763 shares of Class A Common Stock and (ii) 6,881,134 shares of Class B Common Stock held by the ICONIQ III Funds, ICONIQ V Funds and ICONIQ VI Funds, which represents approximately 24.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xv)

Jacobson may be deemed to beneficially own 4,138,315 shares of Common Stock consisting of (i) 1,788,630 shares of Class A Common Stock and (ii) 2,349,685 shares of Class B Common Stock held by the ICONIQ V Funds and ICONIQ VI Funds, which represents approximately 7.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

The percent of class was calculated based on (i) 57,009,059 shares of Class A Common Stock outstanding as of December 6, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 14, 2022, plus (ii) the shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2022, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ III	5,517,290	0	5,517,290	0
ICONIQ III-B	5,895,292	0	5,895,292	0
ICONIQ III GP	11,412,582	0	11,412,582	0
ICONIQ III Parent GP	11,412,582	0	11,412,582	0
ICONIQ V	924,889	0	924,889	0
ICONIQ V-B	1,424,796	0	1,424,796	0
ICONIQ V GP	2,349,685	0	2,349,685	0
ICONIQ V Parent GP	2,349,685	0	2,349,685	0
ICONIQ VI	752,506	0	752,506	0
ICONIQ VI-B	1,036,124	0	1,036,124	0

ICONIQ VI GP	1,788,630	0	1,788,630	0
ICONIQ VI Parent GP	1,788,630	0	1,788,630	0
Makan	15,550,897	0	15,550,897	0
Griffith	15,550,897	0	15,550,897	0
Jacobson	4,138,315	0	4,138,315	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster

Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster

Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster

Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

/s/ Divesh Makan
Signature of Reporting Person

/s/ William J.G. Griffith
Signature of Reporting Person

/s/ Matthew Jacobson
Signature of Reporting Person